EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

PeopleSoft, Inc.:

      We have audited the accompanying consolidated balance sheets of PeopleSoft, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended. In connection with our audit of the 2003 and 2002 consolidated financial statements, we also have audited the accompanying financial statement schedule as of and for the years ended December 31, 2003 and 2002. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the related financial statement schedule based on our audits. The consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2001, and the related financial statement schedule, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements and the related financial statement schedule, before the revisions described in note 15, “Segment and Geographic Areas” and note 14, “Goodwill and Other Intangible Assets” to the consolidated financial statements, in their report dated January 29, 2002, except with respect to certain matters, as to which the date is March 15, 2002.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of PeopleSoft, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related 2003 and 2002 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

      As discussed above, the 2001 consolidated financial statements of PeopleSoft, Inc. and subsidiaries listed above were audited by other auditors who have ceased operations. As described in note 15, “Segment and Geographic Areas,” the Company changed the composition of its reportable segments in 2002, and accordingly, as required by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the 2001 disclosures in the notes to the consolidated financial statements relating to reportable segments have been restated to conform to the 2003 and 2002 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 consolidated financial statements. In our opinion, such adjustments were appropriate and have been properly applied. As described in note 14, “Goodwill and Other Intangible Assets,” the consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in note 14, “Goodwill and Other Intangible Assets” are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of PeopleSoft, Inc. and subsidiaries other than with respect to such aforementioned disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Mountain View, California

January 29, 2004, except as to the 1st
     and 5th paragraphs of the section
     Customer Assurance Program in
     note 7, which are as of February 14, 2004

Reprinted below is a copy of an audit report previously issued by Arthur Andersen LLP (“Andersen”). This unedited report has not been reissued by Andersen nor has Andersen consented to the inclusion of its report in this Annual Report on Form 10-K. The report of Andersen is included in this Annual Report on Form 10-K pursuant to Rule 2-02(e) of Regulation S-X. The following financial statement disclosures for the year ended December 31, 2001 were revised and were not reviewed by Andersen: (i) as described in Note 15,“Segment and Geographic Areas,” the disclosure pertaining to the Company’s Reportable Segments was revised and (ii) as described in Note 14, disclosures were included as required by Statement of Financial Accounting Standards No. 142,” Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. See Exhibit 23.2 for discussion on Andersen’s Notice of Consent.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

and Stockholders of PeopleSoft, Inc.:

      We have audited the accompanying consolidated balance sheets of PeopleSoft, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PeopleSoft, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Schedule II is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

San Jose, California

January 29, 2002
(Except with respect to the matter discussed
in Note 8 and Note 18, as to which the date is March 15, 2002)

PEOPLESOFT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands, except
	par value amounts)
ASSETS:
Current assets:
Cash and cash equivalents	$439,385	$319,344
Short-term investments and restricted cash of $35,371 in 2003	961,906	1,588,172
Accounts receivable, net of allowance for doubtful accounts of $30,181 in 2003 and $24,540 in 2002	462,528	357,353
Income tax refund receivable	18,749	—
Deferred tax assets	58,630	40,559
Prepaid and other current assets	69,997	45,448

Total current assets	2,011,195	2,350,876
Property and equipment:
Computer equipment and software	435,143	368,204
Furniture and fixtures	112,639	87,471
Leasehold improvements	182,037	82,130
Land	73,701	46,066
Buildings	109,662	17,973

Total property and equipment, at cost	913,182	601,844
Less accumulated depreciation and amortization	(464,971)	(379,044)

	448,211	222,800
Investments	29,219	21,946
Deferred tax assets	42,049	172,255
Capitalized software, net of accumulated amortization of $76,664 in 2003 and $40,140 in 2002	234,217	44,101
Goodwill	1,005,660	54,294
Other intangible assets, net of accumulated amortization of $35,964 in 2003 and $1,635 in 2002	444,767	1,671
Other assets	9,410	3,688

Total assets	$4,224,728	$2,871,631

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$51,190	$23,356
Accrued liabilities	160,199	108,019
Restructuring reserves	76,411	1,312
Accrued compensation and related expenses	224,983	172,566
Income taxes payable	106,355	71,163
Short-term deferred revenues	588,590	422,657

Total current liabilities	1,207,728	799,073
Long-term deferred revenues	119,896	95,460
Other liabilities	37,655	21,486

Total liabilities	1,365,279	916,019
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized: 2,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value, authorized: 700,000 shares; issued and outstanding: 359,837 shares in 2003 and 313,803 shares in 2002	3,776	3,150
Additional paid-in capital	2,529,732	1,404,843
Retained earnings	684,847	599,803
Unearned compensation	(20,737)	(22,401)
Treasury stock, at cost: 16,594 common shares in 2003 and 1,255 common shares in 2002	(387,046)	(35,563)
Accumulated other comprehensive income	48,877	5,780

Total stockholders’ equity	2,859,449	1,955,612

Total liabilities and stockholders’ equity	$4,224,728	$2,871,631

See accompanying notes to consolidated financial statements

PEOPLESOFT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2003	2002	2001

	(In thousands, except per share amounts)
Revenues:
License fees	$538,400	$530,077	$645,421
Maintenance revenue	904,319	703,105	597,685
Professional services revenue	824,299	708,236	773,268

Service revenue	1,728,618	1,411,341	1,370,953
Development and other services	—	7,530	102,713

Total revenues	2,267,018	1,948,948	2,119,087
Costs and expenses:
Cost of license fees	65,810	45,142	61,323
Cost of services	801,525	661,083	744,163
Cost of development and other services	—	6,755	93,124
Sales and marketing expense	609,447	514,800	513,928
Product development expense	433,011	341,187	298,998
General and administrative expense	193,511	117,070	155,567
Restructuring, acquisition and other charges	47,121	10,275	12

Total costs and expenses	2,150,425	1,696,312	1,867,115

Operating income	116,593	252,636	251,972
Other income, net	22,242	30,600	37,603

Income before provision for income taxes	138,835	283,236	289,575
Provision for income taxes	52,586	100,647	98,021

Income before minority interest	86,249	182,589	191,554

Minority interest in net income	1,205	—	—

Net income	$85,044	$182,589	$191,554

Basic income per share	$0.25	$0.59	$0.64

Shares used in basic per share computation	338,481	310,777	297,999

Diluted income per share	$0.25	$0.57	$0.59

Shares used in diluted per share computation	344,100	320,310	323,625

See accompanying notes to consolidated financial statements

PEOPLESOFT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Operating activities:
Net income	$85,044	$182,589	$191,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	175,570	101,386	103,054
Provision for doubtful accounts	4,653	11,009	16,642
Tax benefits from employee stock transactions	29,368	30,710	123,278
Provision (benefit) for deferred income taxes	(29,460)	48,885	50,666
Gains on sales of investments and disposition of property and equipment, net	(4,987)	(3,156)	(3,397)
Non-cash stock compensation	10,538	7,689	3,158
Non-cash restructuring, acquisition and other charges	19,927	10,275	12
Changes in operating assets and liabilities, net of effects of acquisitions: Accounts receivable	75,070	9,986	53,810
Accounts payable, accrued liabilities and restructuring reserves	(54,768)	(47,513)	(6,280)
Accrued compensation and related expenses	1,224	(12,635)	27,107
Income taxes, net	(20,450)	14,067	(86,620)
Deferred revenues	91,314	6,495	(21,158)
Other	14,359	29,355	15,167

Net cash provided by operating activities	397,402	389,142	466,993
Investing activities:
Purchase of available-for-sale investments	(10,070,445)	(9,670,889)	(7,897,313)
Proceeds from maturities and sales of available-for-sale investments	10,756,226	9,300,871	7,106,657
Purchase of property and equipment	(250,382)	(93,330)	(92,037)
Acquisitions, net of cash acquired	(519,934)	(120,894)	(26,387)

Net cash used in investing activities	(84,535)	(584,242)	(909,080)
Financing activities:
Net proceeds from sale of common stock and exercise of stock options	121,893	115,729	269,277
Purchase of treasury stock	(350,415)	—	(20,040)
Repayment of convertible debt, net	—	(57,000)	(10,542)

Net cash provided by (used in) financing activities	(228,522)	58,729	238,695
Effect of foreign exchange rate changes on cash and cash equivalents	35,696	22,015	(9,513)

Net increase (decrease) in cash and cash equivalents	120,041	(114,356)	(212,905)
Cash and cash equivalents at beginning of year	319,344	433,700	646,605

Cash and cash equivalents at end of year	$439,385	$319,344	$433,700

Supplemental disclosures of cash flow information:
Cash paid for interest	$883	$3,307	$3,558

Cash paid for income taxes, net of refunds	$66,615	$2,241	$3,747

Supplemental schedule of noncash investing and financing activities:
Value of shares issued in connection with acquisitions	$969,375	$2,192	$18,867

See accompanying notes to consolidated financial statements

PEOPLESOFT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

							Accumulated
							Other
	Common Stock		Additional				Comprehensive	Total
			Paid-in	Unearned	Retained	Treasury	Income	Stockholders’
	Shares	Amount	Capital	Compensation	Earnings	Stock	(Loss)	Equity

	(In thousands)
Balances at December 31, 2000	287,642	$2,880	$815,559	$(2,008)	$225,660	$(15,000)	$(2,736)	$1,024,355

Components of comprehensive income:
Net income	—	—	—	—	191,554	—	—	191,554
Net change in unrealized gain/loss on available-for-sale investments, net of taxes of $312	—	—	—	—	—	—	335	335
Foreign currency translation	—	—	—	—	—	—	(10,666)	(10,666)
Interest rate swap transactions:
Cumulative effect of accounting change, net of taxes of $1,658	—	—	—	—	—	—	(2,648)	(2,648)
Net unrealized loss on cash flow hedges, net of taxes of $3,635	—	—	—	—	—	—	(5,806)	(5,806)
Reclassification adjustment for earnings recognized during the period, net of taxes of $1,527	—	—	—	—	—	—	2,438	2,438

Comprehensive income								175,207

Exercise of common stock options, net and issuances under stock purchase plan	18,242	182	269,469	—	—	(374)	—	269,277
Issuance of stock and stock options in connection with acquisitions	398	4	18,863	(2,161)	—	—	—	16,706
Tax benefits from employee stock transactions	—	—	123,278	—	—	—	—	123,278
Treasury stock purchased	(805)	—	—	—	—	(20,040)	—	(20,040)
Stock issued under restricted stock award	185	2	3,321	(3,323)	—	—	—	—
Amortization of unearned compensation expense	—	—	940	2,217	—	—	—	3,157

Balances at December 31, 2001	305,662	$3,068	$1,231,430	$(5,275)	$417,214	$(35,414)	$(19,083)	$1,591,940

Components of comprehensive income:
Net income	—	—	—	—	182,589	—	—	182,589
Net change in unrealized gain/loss on available-for-sale investments, net of taxes of $55	—	—	—	—	—	—	(71)	(71)
Foreign currency translation	—	—	—	—	—	—	21,847	21,847
Interest rate swap transactions:
Net unrealized loss on cash flow hedges, net of taxes of $1,411	—	—	—	—	—	—	(2,255)	(2,255)
Reclassification adjustment for earnings recognized during the period, net of taxes of $3,344	—	—	—	—	—	—	5,342	5,342

Comprehensive income								207,452

Exercise of common stock options, net and issuances under stock purchase plan	7,315	73	115,735	—	—	(79)	—	115,729
Tax benefits from employee stock transactions	—	—	30,710	—	—	—	—	30,710
Issuance of stock and stock options in connection with acquisitions	16	—	2,192	(30)	—	(70)	—	2,092
Stock issued under restricted stock award	865	9	25,388	(25,397)	—	—	—	—
Repurchase of restricted stock	(55)	—	(1,526)	1,526	—	—	—	—
Amortization of unearned compensation expense	—	—	914	6,775	—	—	—	7,689

Balances at December 31, 2002	313,803	$3,150	$1,404,843	$(22,401)	$599,803	$(35,563)	$5,780	$1,955,612

PEOPLESOFT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME — (Continued)

							Accumulated
							Other
	Common Stock		Additional				Comprehensive	Total
			Paid-in	Unearned	Retained	Treasury	Income	Stockholders’
	Shares	Amount	Capital	Compensation	Earnings	Stock	(Loss)	Equity

	(In thousands)
Components of comprehensive income:
Net income	—	—	—	—	85,044	—	—	85,044
Net change in unrealized gain/loss on available-for-sale investments, net of taxes of $640	—	—	—	—	—	—	1,033	1,033
Foreign currency translation	—	—	—	—	—	—	39,135	39,135
Interest rate swap transactions:
Net unrealized loss on cash flow hedges, net of taxes of ($36)	—	—	—	—	—	—	(58)	(58)
Net realized loss upon termination, net of taxes of $552	—	—	—	—	—	—	881	881
Reclassification adjustment for earnings recognized during the period, net of taxes of $1,318	—	—	—	—	—	—	2,106	2,106

Comprehensive income								128,141

Exercise of common stock options, net and issuances under stock purchase plan	8,943	90	122,871	—	—	(1,068)	—	121,893
Tax benefits from employee stock transactions	—	—	29,368	—	—	—	—	29,368
Treasury stock purchased under stock repurchase program	(16,515)	—	—	—	—	(350,415)	—	(350,415)
Issuance of stock and stock options in connection with acquisitions	53,366	534	968,841	(6,766)	—	—	—	962,609
Stock issued under restricted stock award	240	2	4,248	(4,250)	—	—	—	—
Repurchase of restricted stock	—	—	(439)	439	—	—	—	—
Amortization of unearned compensation expense	—	—	—	12,241	—	—	—	12,241

Balances at December 31, 2003.	359,837	$3,776	$2,529,732	$(20,737)	$684,847	$(387,046)	$48,877	$2,859,449

See accompanying notes to consolidated financial statements

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company and Significant Accounting Policies

The Company

      PeopleSoft, Inc. (“PeopleSoft” or the “Company”) designs, develops, markets and supports enterprise application software products for use throughout large and medium sized organizations worldwide. These organizations include corporations, educational institutions and national, state, provincial and local government agencies. PeopleSoft offers comprehensive applications that enable organizations to manage critical business processes and analyze and enhance their relationships with customers, suppliers, employees and partners.

      PeopleSoft provides enterprise application software for customer relationship management, human capital management, financial management and supply chain management, along with a range of industry-specific products. Within each of the Company’s application suites, PeopleSoft offers embedded analytics and portal applications. In addition, PeopleSoft offers a suite of products for application integration and analytic capability, including portal applications, an integration broker and enterprise warehouse products. PeopleSoft’s applications offer a high degree of flexibility, rapid implementation and scalability across multiple databases and operating systems. In addition to enterprise application software, PeopleSoft offers a variety of consulting and training services to its customers focused on implementing, optimizing the use of and upgrading PeopleSoft® software.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Company to make estimates and assumptions that may affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the period. Despite the Company’s best effort to make these good faith estimates and assumptions, actual results may differ.

Revenue Recognition

      The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions,” SOP 81-1, “Accounting for Performance of Construction-type and Certain Production-type Contracts,” the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” SAB No. 104, “Revenue Recognition,” and other authoritative accounting literature. The Company derives revenues from the following sources: license fees, maintenance fees and professional services.

      License Fee Revenue. For software license agreements that do not require significant modifications or customization of the software, the Company recognizes software license revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, the license fee is fixed or determinable and collection is probable. The Company’s software license agreements generally include multiple products and services, or “elements.” Consulting services, if included as an element of software license agreements, generally do not involve significant modification or customization of the licensed software. The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales of these elements to third parties. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established. If the license fee due from the customer is not fixed or determinable, revenue is recognized as payment becomes due, assuming all other revenue recognition criteria have been met. The Company considers arrangements with extended payment terms not to be fixed or determinable. Revenue associated with reseller arrangements is recognized when the Company receives persuasive evidence that the reseller has sold the products to an end user customer. Acceptance provisions included in a software license agreement generally grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications. Based on the Company’s history, the likelihood of non-acceptance in these situations is remote, and the Company recognizes revenue when all other criteria of revenue recognition are met. If the likelihood of non-acceptance is determined to be other than remote, revenue is recognized upon the earlier of receipt of written acceptance or when the acceptance period has lapsed.

      Maintenance Revenue. Maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year.

      Professional Services Revenue. Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates. If the Company does not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or final acceptance is received from the customer.

Deferred Revenue

      Deferred revenue is comprised of deferrals for license fees, maintenance, training and other services. Long-term deferred revenue, at December 31, 2003 and 2002, represents amounts received for maintenance and support services to be provided beginning in periods on or after January 1, 2005 and 2004, respectively. The principal components of deferred revenue at December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002

License fees	$5,903	$9,392
Maintenance	605,069	426,901
Training	60,631	61,875
Other services	36,883	19,949

Total deferred revenue	$708,486	$518,117

	2003	2002

Short-term deferred revenue	$588,590	$422,657
Long-term deferred revenue	119,896	95,460

Total deferred revenue	$708,486	$518,117

Foreign Currency Translation

      In general, the functional currency of each foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at year-end exchange rates; revenues and expenses are translated

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at average exchange rates during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of “Accumulated other comprehensive income” in the accompanying consolidated balance sheets. The effects of foreign currency transactions are included in “Other income, net” in the accompanying consolidated statements of operations.

Cash Equivalents

      Cash equivalents are highly liquid debt investments which have original maturities of three months or less at the date of purchase. Cash equivalents are stated at amounts that approximate fair value, based on quoted market prices.

Restricted Cash

      In connection with certain lease transactions (Note 7, “Commitments and Contingencies”), management has elected to reduce the interest rate used to calculate lease expense by collateralizing the financing arrangements with certain investments. A portion of these investments are restricted from withdrawal by the associated security agreement. At December 31, 2003, restricted cash was $35.4 million and is invested in short-term marketable securities. These amounts are included in “short-term investments and restricted cash” in the accompanying consolidated balance sheet. There was no restricted cash at December 31, 2002.

Accounts Receivable and Allowance for Doubtful Accounts

      Accounts receivable are comprised of billed and unbilled receivables arising from recognized or deferred revenues. Unbilled receivables included in accounts receivable were $144.9 million as of December 31, 2003 and $99 million as of December 31, 2002. Receivables related to specific deferred revenues are offset for balance sheet presentation. The Company’s receivables are unsecured.

      The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on its receivables. Individual overdue accounts are reviewed, and allowance adjustments are recorded when determined necessary to state receivables at realizable value. Additionally, the Company judges the overall adequacy of the allowance for doubtful accounts by considering multiple factors including the aging of receivables, historical bad debt experience, and the general economic environment. The key factor is the aging of the Company’s receivables, and the improvement or degradation of the age of receivables is the factor which will drive either a decrease or an increase to the allowance. A considerable amount of judgment is required when the Company assesses the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts may be required. Once all collection efforts are exhausted, the receivable is written-off against the balance in the allowance for doubtful accounts.

Product and Service Warranty Reserve

      The Company provides for the estimated cost of product and service warranties based on specific warranty claims received, provided that it is probable that a liability exists, and provided the cost to repair or otherwise satisfy the claim can be reasonably estimated. The amount of the reserve recorded is equal to the costs to repair or otherwise satisfy the claim. If existing claims are settled for amounts which differ from the Company’s estimates, or if the estimated monetary value of the warranty claims were to increase or decrease, revisions to the estimated warranty liability may be required and the warranty expense could change from current levels. The Company’s product and warranty reserves are recorded as a component of “Accrued liabilities” in the accompanying consolidated balance sheets.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the Company’s product and service warranty reserve activity for 2003 and 2002 (in thousands):

	2003	2002

Balance at January 1	$19,266	$29,121
Warranty expense	3,007	2,123
Acquired J.D. Edwards warranty claims (Note 2)	8,720	—
Closed warranty claims	(12,165)	(11,978)

Balance at December 31	$18,828	$19,266

Property and Equipment

      Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of two to three years for computer equipment and software and five to seven years for furniture and fixtures. Buildings are carried at cost and are depreciated using the straight-line method over estimated useful lives of 39 years. Leasehold improvements are depreciated over the shorter of the lease term or the useful life of the asset. Depreciation expense was $107.4 million, $85.3 million and $84.5 million at December 31, 2003, 2002 and 2001, respectively.

      The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs for employees incurred in developing internal-use computer software. These costs are included in “Computer equipment and software.” Costs incurred during the preliminary project and post-implementation stages are charged to expense.

Goodwill and Other Intangible Assets

      Through December 31, 2001, goodwill and other intangible assets were amortized using the straight-line method over lives of two to five years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) which requires that goodwill no longer be amortized and that goodwill be tested annually for impairment or more frequently if events and circumstances warrant. Refer to Note 14 “Goodwill and Other Intangible Assets” for further discussion.

Impairment of Long-Lived Assets

      The Company accounts for the impairment and disposal of long-lived assets utilizing Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”). SFAS 144 requires that long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capitalized Software Costs

      The Company accounts for the development cost of software intended for sale in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” (“SFAS 86”). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. Technological feasibility is attained when the Company’s software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of development costs incurred during this period. Accordingly, the Company did not capitalize material amounts of development costs in 2003 or 2002, other than product development costs acquired through business combinations or purchased from third parties. The Company capitalizes software acquired through technology purchases and business combinations if the related software under development has reached technological feasibility or if there are alternative future uses for the software.

      Capitalized software costs and accumulated amortization at December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002

Capitalized software:
Obtained through business combinations	$276,407	$50,107
Capitalized development costs	23,607	23,267
Purchased from third parties	10,867	10,867

	310,881	84,241
Accumulated amortization	(76,664)	(40,140)

Capitalized software, net	$234,217	$44,101

      The Company recorded capitalized software amortization, included in “Cost of license fees” in the accompanying consolidated statements of operations, of $36.8 million in 2003, $14.4 million in 2002 and $6.5 million in 2001.

      Capitalized software is amortized using the straight-line method over the estimated economic lives of the assets, ranging from three to five years. Expected future capitalized software amortization expense for the years ended December 31 is as follows (in thousands):

Year	Amount

2004	$58,088
2005	52,950
2006	51,272
2007	46,735
2008	25,172

Total	$234,217

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income

      Accumulated other comprehensive income at December 31, 2003 and 2002 consisted of the following (in thousands):

	2003	2002

Foreign currency translation	$47,297	$8,162
Unrealized gain on available-for-sale investments, net of taxes of $982 and $342	1,580	547
Unrealized loss on interest rate swap transactions, net of taxes of $0 and $1,833	—	(2,929)

	$48,877	$5,780

Advertising Costs

      The Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating the advertising in the period in which the advertising space is used. Advertising expense is included in “Sales and marketing expense” in the accompanying consolidated statements of operations and totaled $41.6 million in 2003, $34.7 million in 2002 and $44.6 million in 2001.

Stock-Based Compensation

      The Company applies the intrinsic-value-based method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB Opinion No. 25”) in accounting for employee stock-based compensation. The Company’s stock plans are described in Note 12, “Stockholders’ Equity.” No employee stock-based compensation cost is reflected in net income related to options granted under those plans for which the exercise price was equal to the market value of the underlying common stock on the date of grant. Deferred compensation is recorded on the date of grant if the exercise price of the stock award is less than the market value of the underlying common stock on the date of grant. Deferred compensation is expensed on a straight-line basis over the vesting period of the stock award.

      The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) to stock-based employee compensation for each of the three years ended December 31, 2003 (in thousands, except per share amounts). The 2002 pro forma disclosure has been revised to correct the pro forma foreign tax benefits associated with stock options. See Note 12, “Stockholders’ Equity” for further information on stock-based compensation.

	2003	2002	2001

	(in thousands)
Net income, as reported	$85,044	$182,589	$191,554
Add: Stock-based employee compensation expense included in reported net income, net of tax	10,486	6,799	2,671
Deduct: Stock-based employee compensation expense determined under the fair value method, net of tax	(171,011)	(198,381)	(127,219)

Pro forma net income (loss)	$(75,481)	$(8,993)	$67,006

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

	(in thousands)
Basic income (loss) per share
As reported	$0.25	$0.59	$0.64
Pro forma	$(0.22)	$(0.03)	$0.22
Diluted income (loss) per share
As reported	$0.25	$0.57	$0.59
Pro forma	$(0.22)	$(0.03)	$0.21

Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent the Company believes that, based upon all the available positive and negative evidence, it is not likely that the Company will realize the benefit of a deferred tax asset in the future, the Company establishes a valuation allowance. The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Adjustments may be required in the future if it is determined that the amount of deferred tax assets to be realized is greater or less than the amount recorded. The Company has established valuation allowances on net operating losses incurred in certain foreign jurisdictions as well as on operating loss carryforwards and other tax benefits relating to various jurisdictions of certain acquired companies.

Newly Adopted and Recently Issued Accounting Standards

      The Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) in 2003, which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The obligation is recorded as a liability and the associated cost is capitalized as part of the related long-lived asset and then depreciated over its remaining useful life. Changes in the liability resulting from the passage of time are recognized as operating expense. The adoption of SFAS 143 did not have a material effect on the Company’s financial position, results of operations or cash flows. The pro forma effects of the application of SFAS 143 as if the Statement had been adopted on January 1, 2001 are not material and, therefore, have not been presented. A reconciliation of the Company’s liability for the year ended December 31, 2003 is as follows (in thousands):

2003

Balance upon adoption	$4,505
Acquired J. D. Edwards asset retirement costs (Note 2)	1,936
Payment of asset retirement costs	(90)
Foreign currency effect	866

Balance at December 31, 2003	$7,217

      On January 1, 2003, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107, and rescission of FASB Interpretation No. 34” (“FIN 45”). FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. FIN 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements, effective for the year ended December 31, 2002, expanded the disclosures required by a guarantor about its obligations under a guarantee. The adoption of FIN 45 did not have a material effect on the Company’s financial position, results of operations or cash flows.

      On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. Under SFAS 146, companies record the fair value of exit or disposal costs when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of SFAS 146 has resulted in the Company recognizing the cost of certain restructuring activities over a period of time rather than in one reporting period. See Note 6, “Restructuring Reserves”.

      In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity though means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (“FIN 46”), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (“VIE”). As of the effective date of FIN 46R, an enterprise must evaluate its involvement with all entities or legal structures created before February 1, 2003, to determine whether consolidation requirements of FIN 46R apply to those entities. There is no grandfathering of existing entities. Public companies must apply either FIN 46 or FIN 46R immediately to entities created after December 15, 2003 and no later than the end of the first reporting period that ends after March 15, 2004 for all other entities. The adoption of FIN 46 had no effect on the Company’s consolidated financial position, results of operations or cash flows.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”) that established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, Financial Accounting Standards Board Staff Position 150-3 was issued, which indefinitely deferred the effective date of SFAS 150 for certain mandatory redeemable noncontrolling interests. The adoption of SFAS 150 had no effect on the Company’s consolidated financial position, results of operations or cash flows.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current period presentation.

2.	Business Combinations

      During the three years ended December 31, 2003, the Company completed the acquisitions of J.D. Edwards and Momentum Business Applications, Inc. (“Momentum”) and SkillsVillage, Inc. (“SkillsVillage”) and acquired technology from Annuncio Software, Inc. (“Annuncio”). The transactions were accounted for using the purchase method of accounting and, accordingly, the results of operations subsequent to the acquisition date are included in the accompanying consolidated financial statements. Additionally, during the three years ended December 31, 2003, the Company completed two other acquisitions that were not significant to the Company’s financial statements.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

J.D. Edwards & Company

      Pursuant to an Amended and Restated Agreement and Plan of Merger with J.D. Edwards dated June 16, 2003, the Company acquired approximately 85% of the outstanding stock of J.D. Edwards on July 18, 2003 pursuant to an exchange offer and the remaining shares on August 29, 2003 pursuant to a merger. J.D. Edwards results have been included in the Company’s results since July 18, 2003, and minority interest in net income has been recorded from July 18, 2003 through August 29, 2003.

      J.D. Edwards offered enterprise software as well as consulting, education and support services. The Company’s Board of Directors approved the offer and the merger and determined that the offer and the merger would provide the Company with increased breadth and depth across the Company’s products, market segments and industry coverage. The Company’s Board determined that J.D. Edwards’ expertise in manufacturing and distribution applications would strengthen the Company’s enterprise application suite. In addition, the Board determined that J.D. Edwards mid-market focused applications and AS/400 based solutions would be additive to the Company’s Internet-based enterprise application suite.

      In the exchange offer, holders of J.D. Edwards common stock were entitled to make an election to tender their shares for cash or shares of PeopleSoft stock and such holders were entitled to receive cash, stock, or a combination of cash and stock, in each case having a value, on a per share basis of $7.05 plus 0.43 of a share of the Company’s common stock, allocated by prorating cash and shares available in the exchange offer among the elections made by the holders. At the completion of the acquisition, a total of 124,108,566 shares of J.D. Edwards common stock were tendered and accepted for exchange by PeopleSoft.

      The Company exchanged options to purchase J.D. Edwards common stock held by J.D. Edwards employees with options to purchase PeopleSoft common stock at a rate of 0.43 PeopleSoft share per J.D. Edwards share. Each exchanged PeopleSoft option retained the same vesting characteristics as the J.D. Edwards option it replaced and each J.D. Edwards option holder will receive $7.05 per share upon exercise.

      The aggregate purchase price was approximately $2 billion, which consisted of approximately $875 million in cash, $959.6 million in PeopleSoft common stock and options (net of deferred compensation), $95.5 million in restructuring costs (Note 6, “Restructuring Reserves”) and $27.3 million in deal costs and other incurred liabilities, which primarily consist of fees paid for legal, accounting and financial advisory services. A total of 53,366,059 PeopleSoft shares were issued in the transaction. The value of the stock issued to tendering J.D. Edwards shareholders was based upon the average of the closing prices of one share of the Company’s common stock for a few days before and after the amended terms of the merger were agreed to and announced, which was $17.22. The fair value of the Company’s stock-based awards to employees was estimated using a Black-Scholes option pricing model. The fair value of the stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

Expected life (in years)	1.90
Expected volatility	0.75
Risk free interest rate	1.86%

      The intrinsic value allocated to the unvested J.D. Edwards options assumed in the exchange was approximately $6.8 million and has been recorded as deferred compensation in the purchase price allocation. Option holders having options with strike prices of $7.05 (J.D. Edwards pre-merger price) or less were given 0.43 shares of the Company’s common stock plus $7.05 less the exercise price and any applicable taxes, in order to retire these options. Approximately 5 million of the approximately 8.4 million options issued were fully vested.

      In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” the Company allocated the purchase price to the tangible assets, deferred compensation, liabilities and intangible assets acquired, as well as in-process research and development, based on their estimated fair

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

values. The excess purchase price over the fair values was recorded as goodwill. The fair value assigned to intangible assets acquired was based on estimates and assumptions determined by management. The acquired goodwill was assigned entirely to the Company’s North America segment. Purchased intangibles with finite lives are amortized on a straight-line basis over their respective useful lives. The total purchase price has initially been allocated as follows (in thousands):

Current assets	$546,227
Property and equipment	75,790
Capitalized software	226,300
Goodwill	950,993
Intangible assets and other	532,610
Acquired IPR&D	14,500

Total assets acquired	2,346,420
Current liabilities	(186,808)
Short-term deferred revenue	(69,953)
Long-term deferred revenues and other	(5,170)
Long-term deferred income taxes	(127,051)

Total purchase price	$1,957,438

      The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of the total purchase cost primarily pending finalization of estimated involuntary termination and facility related costs.

      None of the goodwill will be deductible for tax purposes.

      In performing this preliminary purchase price allocation, the Company considered, among other factors, its intention for future use of the acquired assets, analyses of historical financial performance and estimates of future performance of J.D. Edwards’ products. The fair value of intangible assets was primarily based on the income approach. The royalty savings approach and the cost approach were also utilized when appropriate. The rates utilized to discount the net cash flows to their present values were based upon the Company’s weighted average cost of capital and range from 12% to 14%. These discount rates were determined after consideration of the Company’s rate of return on debt capital and equity and the weighted average return on invested capital. Risks the Company identified and considered in this analysis included achieving anticipated levels of market acceptance and penetration, successful completion of various research and development efforts, market growth rates and risks related to the impact of potential changes in future target markets. At December 31, 2003, identifiable intangible assets purchased in the J. D. Edwards acquisition consisted of the following (in thousands, except for useful life):

	Gross	Accumulated
Identifiable Intangible Assets	Value	Amortization	Useful Life

Capitalized software	$226,300	$20,087	5 years
Patented technology	60,300	5,261	5 years
Customer contracts and related relationships	105,600	6,611	7 years
Maintenance agreements and related relationships	305,500	15,386	8.7 years
Consulting contracts	5,800	5,800	3 months

Balance December 31, 2003	$703,500	$53,145	6.9 years

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table is presented to show the 2003 impact of the amortization of the identifiable intangible assets acquired in the J.D. Edwards acquisition:

Line on Statements
of Operations	Item	2003 Expense

		(in thousands)
Cost of license	Capitalized software	$20,087
Product development	Patented technology	5,261
Sales and Marketing	Customer contracts and related relationships	6,611
Cost of services	Maintenance agreements and related relationships	15,386
Cost of services	Consulting contracts	5,800

	Total	$53,145

      In-process research and development of $14.5 million was expensed as “Restructuring, acquisition and other charges” in the accompanying consolidated statements of operations because the purchased research and development had no alternative uses and had not reached technological feasibility. Four in-process research and development projects were identified relating to the EnterpriseOne product family (former J.D. Edwards 5). Two of the projects relate to enterprise resource planning software and have a value of approximately $8.9 million. The third project relates to customer relationship management software and has a value of approximately $3.2 million. The fourth project relates to technology designed to enhance the functionality of enterprise resource planning software and has a value of approximately $2.4 million. The value assigned to in-process research and development projects was determined utilizing the income approach by segregating cash flow projections related to in process projects. The stage of completion of each in process project was estimated to determine the discount rate to be applied to the valuation of the in process technology. Based upon the level of completion and the risk associated with in process technology, a discount rate of 25% was deemed appropriate for valuing in-process research and development projects. At the date of acquisition, the products under development were approximately 40% complete, and were still in-process at December 31, 2003.

Pro Forma Financial Information (unaudited)

      The unaudited financial information in the table below summarizes the combined results of operations of PeopleSoft and J.D. Edwards, on a pro forma basis, as though the companies had been combined as of the beginning of each period presented. The impact of the IPR&D charge and restructuring charges associated with the acquisition have been excluded. Investment banking fees relating to the merger recorded by J.D. Edwards have also been excluded. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of each period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 combines the historical results for PeopleSoft for the year ended December 31, 2003, the historical results for J.D. Edwards for the period of July 1 through July 17, and the historical results for J.D. Edwards for the six months ended April 30, 2003. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 combines the historical results for PeopleSoft year ended December 31, 2002 and the historical results for J.D. Edwards for the year ended October 31, 2002. The following amounts are in thousands, except per share amounts.

	2003	2002

Revenues	$2,682,125	$2,751,590
Net income	$59,752	$124,917
Basic income per share	$0.18	$0.34
Diluted income per share	$0.17	$0.33

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Annuncio Software, Inc.

      In January 2002, the Company purchased the intellectual property and certain assets of Annuncio, a privately held company, for $25 million in cash. The transaction was treated as an acquisition of a business and was accounted for using the purchase method of accounting. The intellectual property of Annuncio consisted of marketing automation software solutions for email and web-based customer interactions.

      The Company allocated the excess purchase price over the fair value of the net tangible liabilities acquired of $0.7 million to the following intangible assets: $16.6 million to goodwill, $3.2 million to capitalized software, $2.8 million to in-process research and development, $1.5 million to non-compete agreements, $1 million to customer relationships and $0.6 million to other intangible assets. Amounts allocated to in-process research and development were expensed as “Restructuring, acquisition, and other charges” in the accompanying consolidated statements of operations, because the purchased research and development had no alternative uses, had not reached technological feasibility and had a reasonably estimable fair value. The capitalized intangible assets are being amortized on a straight-line basis over estimated useful lives of one to three years.

      In performing the purchase price allocation, the Company considered, among other factors, its future use of the acquired assets and analyses of historical financial performance and estimates of future performance of Annuncio’s products. The projected incremental cash flows were discounted to their present value using discount rates of 14% and 25% for developed and in-process technology. These discount rates were determined after consideration of the Company’s rate of return on debt capital and equity, the weighted average return on invested capital and the risks associated with achieving anticipated sales related to the technology acquired from Annuncio. Risks include achieving anticipated levels of market acceptance and penetration, successful completion of various research and development efforts, market growth rates and risks related to the impact of potential changes in future target markets.

Momentum Business Applications, Inc.

      On January 29, 2002, the Company exercised an option to purchase all the outstanding Class A Common Stock of Momentum for $90 million in cash. The transaction closed in April 2002 and was accounted for using the purchase method of accounting.

      The Company allocated the excess purchase price over the fair value of the net tangible liabilities acquired of $0.2 million to the following assets and liabilities: $63.1 million to deferred tax assets, $29.5 million to capitalized software, $8.7 million to in-process research and development and $11.1 million to deferred tax liabilities. Amounts allocated to in-process research and development were expensed as “Restructuring, acquisition and other charges” in the accompanying consolidated statements of operations, because the purchased research and development had no alternative uses, had not reached technological feasibility and had a reasonably estimable fair value. Fourteen in-process research and development projects were identified. Five projects related to Human Resources application suites and accounted for 63% of the amount allocated to in-process research and development. A portal application project accounted for 23% of the amount allocated to in-process research and development. Various other projects accounted for the remaining 14% allocated to in-process research and development. The capitalized software products are being amortized on a straight-line basis over an estimated useful life of five years.

      In performing the purchase price allocation, the Company considered, among other factors, future use of the acquired assets, analyses of historical financial performance and estimates of future performance of Momentum’s products, and an analysis of future royalty payments payable to Momentum by the Company. An estimation of the future royalty payments that would not be required to be paid by the Company was the basis for the valuation analysis. The projected after-tax royalty savings was discounted to its present value using discount rates of 12% and 20% for developed and in-process technology. These discount rates were

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined after consideration of the Company’s rate of return on debt capital and equity, the weighted average return on invested capital and the risks associated with achieving anticipated sales related to the technology acquired from Momentum. Risks included achieving anticipated levels of market acceptance and penetration, successful completion of various research and development efforts, market growth rates and risks related to the impact of potential changes in future target markets.

SkillsVillage, Inc.

      On May 31, 2001, the Company acquired the assets and assumed liabilities of SkillsVillage, through a business combination accounted for under the purchase method of accounting. The assets acquired included technology to automate the procurement and management of contract services. The aggregate purchase price of $31.5 million included the issuance of 398,029 shares of common stock with a fair value of $16.1 million, the issuance of options to SkillsVillage employees to purchase common stock with a fair value of $2.2 million and cash payments of $13.2 million. Terms of the business combination called for $2.4 million in cash and shares of common stock to be placed into escrow for a period of 12 months to satisfy certain liabilities or claims. When the term of the escrow elapsed, in May 2002, escrow amounts of $2.2 million were accounted for as additional purchase price and distributed to former SkillsVillage shareholders. The remaining amounts in escrow were returned to the Company.

      The Company allocated the excess purchase price over the fair value of the net tangible assets acquired of $2.3 million to the following intangible assets: $21.7 million to goodwill, $4.8 million to completed products and technology, $1.9 million to in-process research and development, and $0.8 million to assembled workforce. As of the acquisition date, the technological feasibility of the in-process technology had not been established, it had no alternative future uses and it had a reasonably estimable fair value. As such, the Company expensed the $1.9 million in accordance with generally accepted accounting principles. The capitalized intangible assets are being amortized based on an estimated useful life of four years.

      In performing the purchase price allocation, the Company considered, among other factors, future use of the acquired assets and analyses of historical financial performance and estimates of future performance of SkillsVillage’s products. The projected incremental cash flows were discounted back to their present value using discount rates of 18% and 23% for developed and in-process technology, respectively. These discount rates were determined after consideration of the Company’s rate of return on debt capital and equity, the weighted average return on invested capital, and the risks associated with achieving anticipated sales related to the technology acquired from SkillsVillage. Risks included achieving anticipated levels of market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets.

3.	Financial Instruments

Investments in Debt and Equity Securities

      The Company classifies debt and marketable equity securities based on management’s intention on the date of purchase and reevaluates such designation as of each balance sheet date. Debt and marketable equity securities are classified as available-for-sale and carried at fair value, which is determined based on quoted market prices, with net unrealized gains and losses included in “Accumulated other comprehensive income,” net of tax. The Company reviews investments in debt and equity securities for other than temporary impairment whenever the fair value of an investment is less than amortized cost and evidence indicates that an investment’s carrying amount is not recoverable within a reasonable period of time. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, compliance with the Company’s investment policy, the severity and duration of the

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment, changes in value subsequent to year-end, and forecasted performance of the investee. Realized gains and losses are calculated using the specific identification method. At December 31, 2003 and 2002, all investment securities had maturities of less than eighteen months. The components of the Company’s debt and marketable equity securities were as follows (in thousands):

	As of		Year Ended
	December 31, 2003		December 31, 2003

		Aggregate	Unrealized	Unrealized
	Cost	Fair Value	Gains	Losses

Debt securities issued by the United States Treasury and other United States government agencies	$4,107	$4,091	$—	$(16)
State and local municipalities debt	726,381	726,568	267	(80)
Auction rate preferred stock	172,675	172,675	—	—
Corporate debt	84,670	87,048	2,868	(490)
Marketable equity securities	2,792	2,805	13	—

Investments in debt and equity securities	$990,625	$993,187	$3,148	$(586)

	As of		Year Ended
	December 31, 2002		December 31, 2002

		Aggregate	Unrealized	Unrealized
	Cost	Fair Value	Gains	Losses

State and local municipalities debt	$1,432,772	$1,433,651	$879	$—
Auction rate preferred stock	192,487	192,500	13	—
Corporate debt	28,846	28,843	—	(3)
Marketable equity securities	1,087	1,087	—	—

Investments in debt and equity securities	$1,655,192	$1,656,081	$892	$(3)

	December 31,

	2003	2002

Recorded as:
Cash equivalents	$—	$44,876
Short-term investments (due in one year or less) and restricted cash	961,906	1,588,172
Investments (due in over one year)	29,219	21,946
Other current assets	2,062	1,087

Investments in debt and equity securities	$993,187	$1,656,081

      The Company classifies its investments in privately held companies as “Other current assets” in the accompanying consolidated balance sheets. These nonmarketable investments are accounted for using the cost method as the Company does not have the ability to exercise significant influence. The cost of these investments was $1.9 million at December 31, 2003 and 2002. As of December 31, 2003 and 2002, the cost approximated fair value.

Derivative Financial Instruments

      Derivative financial instruments are utilized by the Company to reduce foreign currency exchange and interest rate risks. Derivative transactions are restricted to foreign currency hedges and interest rate swaps. The Company does not hold any derivative financial instruments for trading or speculative purposes.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company accounts for derivative financial instruments under Statement of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in “Accumulated other comprehensive income” in the accompanying consolidated balance sheets.

Forward Foreign Exchange Contracts

      The Company has a foreign exchange hedging program principally designed to mitigate the future potential impact due to changes in foreign currency exchange rates. Forward exchange contracts are primarily used to hedge foreign currency exposures of the parent company as well as the U.S. dollar denominated exposures of its foreign subsidiaries. The derivatives used in the foreign exchange hedging program are not designated as cash flow or fair value hedges under SFAS 133, as amended. In general, the forward exchange contracts have terms of two months or less. These contracts are recorded on the balance sheets at fair value in “Accrued liabilities.” Changes in fair value of the contracts and the amounts being hedged are included in “Other income, net” in the accompanying consolidated statements of operations.

      The Company recorded net foreign currency transaction losses on forward foreign exchange contracts of approximately $6.2 million in 2003, transaction gains of approximately $0.9 million in 2002 and transaction losses of approximately $3 million in 2001. At December 31, 2003, the Company had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollars:

		Notional
		Weighted Average
	Notional	Exchange Rate
Functional Currency	Amount	per US $

British pounds	$14.0 million	0.568
Canadian dollars	5.4 million	1.323
Australian dollars	0.6 million	1.362
Swiss francs	1.4 million	1.257
New Zealand dollars	3.0 million	1.566
Swedish krona	0.6 million	7.319
Taiwan dollars	1.1 million	34.071
Hong Kong dollars	10.7 million	7.757
Euros	4.1 million	0.808
Singapore dollars	7.3 million	1.708

	$48.2 million

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, the Company had the following outstanding forward foreign exchange contracts to exchange U.S. dollars for foreign currency (in millions):

		Notional
		Weighted Average
		Exchange Rate
Functional Currency	Notional Amount	per US $

British pounds	$8.8 million	0.567
South African rand	2.0 million	6.962
Canadian dollars	10.3 million	1.327
Australian dollars	4.9 million	1.362
Swiss francs	1.6 million	1.254
Swedish krona	0.8 million	7.361
Taiwan dollars	1.4 million	33.940
Danish krone	1.6 million	5.993
Japanese yen	2.1 million	107.319
Mexican pesos	13.3 million	11.312
Euros	147.0 million	0.804
Singapore dollars	2.9 million	1.706

	$196.7 million

      At December 31, 2002, the Company had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollars (in millions):

		Notional
		Weighted Average
	Notional	Exchange Rate
Functional Currency	Amount	per US $

Euros	$59.8 million	0.963
Singapore dollars	5.2 million	1.740

	$65.0 million

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002, the Company had the following outstanding forward foreign exchange contracts to exchange U.S. dollars for foreign currency (in millions):

		Notional
		Weighted Average
	Notional	Exchange Rate
Functional Currency	Amount	per US $

British pounds	$4.3 million	0.623
South African rand	3.1 million	8.700
Canadian dollars	1.9 million	1.560
Australian dollars	1.4 million	1.792
Swiss francs	1.2 million	1.395
Swedish krona	1.1 million	8.805
New Zealand dollars	1.0 million	1.942
Taiwan dollars	0.8 million	34.790
Danish krone	0.7 million	7.116
Japanese yen	0.5 million	120.100
Chilean pesos	0.2 million	709.510

	$16.2 million

      At December 31, 2003 and 2002, each of these forward foreign exchange contracts matured within 60 days and had a cost that approximated fair value. Neither the cost nor the fair value of these forward foreign exchange contracts was material at December 31, 2003 and 2002.

      The foreign exchange hedging program is managed in accordance with a corporate policy approved by the Company’s Board of Directors. In addition to hedging existing transaction exposures, the Company’s foreign exchange management policy allows for the hedging of anticipated transactions and for hedging the exposure resulting from the translation of foreign subsidiary financial results into U.S. dollars. Such hedges can only be undertaken to the extent that the exposures are highly certain, reasonably estimable and significant in amount. No such hedges have occurred through December 31, 2003.

Interest Rate Swap Transactions

      The Company used interest rate swap transactions to manage its exposure to interest rate changes on synthetic lease obligations related to certain of its headquarters facilities located in Pleasanton, California. The swaps had an aggregate notional principal amount of $175 million and matured at various dates in 2003, consistent with the expiration of the synthetic leases. Under the swap agreements, the Company received a variable interest rate based on the three month LIBOR rate and paid a weighted average fixed interest rate of 6.8%. The swaps were designated under SFAS 133 as hedges against changes in the amount of future cash flows. In February 2003, the Company exercised its option under a synthetic lease agreement to purchase certain of its headquarters facilities located in Pleasanton, California for $70 million, and concurrently, swaps with an aggregate notional principal amount of $70 million matured. In June 2003, the Company exercised its option under a synthetic lease agreement to purchase certain of its headquarters facilities located in Pleasanton, California for $105 million. As a result of this transaction, the Company terminated its remaining interest rate swap agreements with an aggregate notional principal amount of $105 million resulting in a pretax charge of $1.4 million to “Other income, net.” There are no remaining amounts included in “Accumulated other comprehensive income” at December 31, 2003 related to these interest rate swaps.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

      The Company does not believe that it has a significant concentration of credit or operating risk in any one investment, industry or geographic region within or outside of the United States.

4.	Accrued Employee Healthcare Insurance Claims

      The Company is self-insured, with certain stop loss insurance coverage, for employee healthcare claims. Expense is recorded based on estimates of the ultimate liability, including claims incurred but not reported. The accrued employee healthcare insurance claims were included in “Accrued compensation and related expenses” in the accompanying consolidated balance sheets and amounted to $7.2 million as of December 31, 2003 and $6.4 million as of December 31, 2002.

5.	Restructuring, Acquisition and Other Charges

      The following table sets forth the components of “Restructuring, acquisition and other charges” for the years ended December 31, (in thousands):

	2003	2002	2001

Restructuring charges and adjustments	$32,549	$(1,113)	$(5,064)
Acquired in-process research and development	14,500	11,479	4,900
Other	72	(91)	176

Restructuring, acquisition and other charges	$47,121	$10,275	$12

      See Note 6, “Restructuring Reserves” for a discussion of restructuring charges and adjustments and see Note 2, “Business Combinations” for a discussion of acquired in-process research and development.

6.	Restructuring Reserves

Third Quarter 2003 Restructuring Plan

      During the third quarter of 2003, in connection with the acquisition of J.D. Edwards, management approved and initiated plans to restructure the pre-acquisition operations of PeopleSoft to eliminate certain duplicative activities and reduce the Company’s cost structure. Consequently, the Company recorded approximately $19.4 million of costs including costs for severance, acquisition related employee retention, costs of vacating duplicate facilities and contract terminations. Approximately 250 employees were terminated under the plan. Terminated employees entitled to receive payments under this plan primarily consisted of general and administrative, consulting, and sales and marketing employees. These costs are accounted for under SFAS 146 or Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employers’ Accounting for Postemployment Benefits — an Amendment of FASB Statements No. 5 and 43” and have been included as a charge to the results of operations in “Restructuring, acquisition and other charges.” Future cash payments related to these restructuring reserves for employee costs are expected to be made through July 2004. Future cash payments related to these restructuring reserves for payments related to facilities obligations, contract terminations and other are expected to be made through March 2012. Approximately $15.3 million of the $19.4 million of restructuring costs related to exiting certain pre-acquisition activities of the Company is a cash obligation.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the activity in the Company’s restructuring reserves accounted for under SFAS 146 or SFAS 112 for reserves established during 2003 as a result of the acquisition of J.D. Edwards which pertain to the pre-acquisition operations of PeopleSoft. These reserves are included in “Restructuring reserves” in the accompanying consolidated balance sheets (in thousands).

			Contract
	Employee	Facilities	Termination and
	Costs	Costs	Other Costs	Total

Balance as of December 31, 2002	$—	$—	$—	$—
Restructuring costs relating to the J.D. Edwards plan	15,593	2,806	1,000	19,399
Cash payments	(4,035)	(6)	—	(4,041)
Non-cash items	(1,725)	(960)	(1,000)	(3,685)

Balance December 31, 2003	$9,833	$1,840	$—	$11,673

      Additionally, the Company recorded approximately $95.5 million of restructuring costs in connection with exiting certain pre-acquisition activities of J.D. Edwards including severance costs, change in control payments, costs of vacating duplicate facilities, contract termination costs and other costs. Change in control payments are made to employees covered by a plan maintained by J.D. Edwards and subsequently assumed by PeopleSoft upon the completion of the merger. The change in control plan provides for specified severance and other change in control-related benefits to participants in the plan. The change in control plan covered 197 senior management employees. Approximately 650 pre-acquisition J.D. Edwards employees were terminated under this restructuring plan. These costs have been accounted for under Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”) and have been recognized as a liability assumed in the purchase business combination. Terminated employees entitled to receive severance and change in control payments under the restructuring plans discussed above primarily consisted of general and administrative, consulting, and sales and marketing employees. Future cash payments related to restructuring reserves for employee costs are expected to be made through July 2004. Future cash contract termination payments are expected to be made through August 2007. Future cash payments related to facilities obligations are expected to be made through May 2008. Approximately $92.4 million of the $95.5 million of restructuring costs related to exiting certain pre-acquisition activities of J.D. Edwards is a cash obligation. These restructuring costs are being funded through operating cash flow.

      The following table sets forth the activity in the Company’s restructuring reserves, accounted for under EITF 95-3, for the year ended December 31, 2003 for reserves established during 2003 as a result of the acquisition of J.D. Edwards which pertain to the pre-acquisition activities of J.D. Edwards. These reserves are included in “Restructuring reserves” in the accompanying consolidated balance sheets (in thousands). There were no restructuring reserves accounted for under EITF 95-3 during 2002.

			Contract
	Employee	Facilities	Termination and
	Costs	Costs	Other Costs	Total

Balance December 31, 2002	$—	$—	$—	$—
Restructuring costs relating to the J.D. Edwards plan	48,503	35,150	11,864	95,517
Cash payments	(30,757)	(3,597)	(678)	(35,032)
Non-cash items	293	(989)	(1,450)	(2,146)

Balance December 31, 2003	$18,039	$30,564	$9,736	$58,339

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Second Quarter 2003 Restructuring Plan

      During the second quarter of 2003, the Company recorded pretax restructuring charges of $13.2 million. The $13.2 million of restructuring charges consisted of severance charges, fair value of lease obligations associated with the closure of an office facility and leasehold improvement impairment charges. Approximately 149 employees were terminated under the plan. These costs are accounted for under SFAS 146 or SFAS 112 and have been included as a charge to the results of operations in “Restructuring, acquisition and other charges.” Terminated individuals receiving payments under this restructuring plan primarily consisted of general and administrative, consulting, and sales and marketing employees. Future cash payments related to these restructuring reserves are expected to be made through October 2005. Approximately $12.2 million of the second quarter 2003 restructuring plan costs is a cash obligation.

      The following table sets forth the activity in the Company’s restructuring reserves accounted for under SFAS 146 or SFAS 112 for reserves established under the second quarter 2003 Restructuring Plan. These reserves are included in “Restructuring reserves” in the accompanying consolidated balance sheets (in thousands).

	Employee	Facilities
	Costs	Costs	Total

Balance as of December 31, 2002	$—	$—	$—
Restructuring costs relating to the 2003 plan	4,525	8,625	13,150
Cash payments	(4,498)	(1,868)	(6,366)
Non-cash items	11	(914)	(903)

Balance December 31, 2003	$38	$5,843	$5,881

      The following table sets forth the activity in the Company’s restructuring reserves established prior to 2003 and accounted for under Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” These reserves are included in “Restructuring reserves” in the accompanying consolidated balance sheets (in thousands).

		Contract
	Facilities	Termination and
	Costs	Other Costs	Total

Balance as of December 31, 2001	$3,268	$820	$4,088
Cash payments	(847)	(816)	(1,663)
Adjustments to reflect current estimates	(1,109)	(4)	(1,113)

Balance as of December 31, 2002	1,312	—	1,312
Cash payments	(794)	—	(794)

Balance December 31, 2003	$518	$—	$518

      Restructuring charges are based on the Company’s restructuring plans that have been committed to by management and are subject to refinement. Decreases to the estimates of executing the currently approved plans accounted for under EITF 95-3 will be recorded as an adjustment to goodwill while increases to the estimates will be recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter. Changes to currently approved plans accounted for under SFAS 146, SFAS 112 or EITF 94-3 will be recorded in the results of operations as an adjustment to “Restructuring, acquisition and other charges.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies

Leases

      The Company leases office facilities under operating leases, which generally require the Company to pay operating costs, including property taxes, insurance and maintenance. The Company also leases certain computer equipment under operating leases. Computer equipment leases require the return of the equipment or payment of residual values at the end of the lease term. Such residual values, which approximate fair values, are not material to the consolidated financial statements.

      The Company assumed leases on four office buildings in Denver, Colorado (the “Denver Campus”) as a result of the acquisition of J.D. Edwards. The Denver Campus was constructed on land originally owned by J.D. Edwards and is leased under operating leases, which commenced in 1997 and 1998. The Company has three six-year master lease agreements with a lessor, a wholly owned subsidiary of a bank, which together with a syndication of other banks provided financing of $121.2 million for the purchase and construction costs of the buildings through a combination of debt and equity. The lease payment obligations are based on a return on the lessor’s costs. The Company also has an option to refinance or purchase the leased properties at its sole discretion during the term of the lease for approximately $121.2 million. In the event that the Company does not exercise its option to refinance or purchase the leased properties, it must guarantee the residual value of each building up to approximately 85% of the bank financing of $121.2 million. The Company has evaluated the fair value of the Denver Campus and determined that at December 31, 2003 it is not probable that the value of the property at the end of the lease term will be less than the residual value guaranteed by the Company and as a result the Company does not believe that it will be called upon to perform under the residual guarantee. The leases terminate between April and November of 2004. The Company is currently considering alternatives that include a refinancing of the existing arrangement or a cash purchase.

      The Company can elect to reduce the interest rate used to calculate lease expense by collateralizing the Denver Campus financing arrangements with investments. At December 31, 2003, investments totaling $123.5 million were designated as collateral for these leases. The Company may withdraw the funds used as collateral, excluding restricted amounts, at its sole discretion provided that it is not in default under the lease agreements. At December 31, 2003, funds used as collateral in the amount of $88.1 million were available for withdrawal. At December 31, 2003, the Company was in compliance with the covenants, representations, and warranties required under the lease agreements.

      In December 1996, the Company entered into a synthetic lease for a new office facility in Pleasanton, California. This lease was structured as an operating lease with rental payments commencing upon the completion of the construction, which occurred during the fourth quarter of 1998, and which ran for 5 years from that date. The cost for the construction of the facility totaled $70 million including interest during the construction period. The rental payments equaled the amount of interest which accrued on amounts funded prior to the commencement of the lease payments. The interest rate charged was LIBOR plus 0.625% as measured on the date of each funding rollover. The Company began accruing interest concurrent with the lessor’s first drawdown of the construction commitment in January 1997. Throughout the construction period, the accrued interest amount, which was approximately $4.5 million as of the end of the construction phase, was added to the construction cost. In 1998, the Company negotiated an amendment to this lease that extended the term of the lease until February 2003, with an option to renew for an additional three years, subject to certain conditions, or purchase the facility for $70 million. On February 27, 2003, the Company exercised its $70 million option to purchase the office facilities under the synthetic lease agreement.

      In September 1998, the Company purchased two parcels of land in Pleasanton, California for $50 million and entered into a five-year lease agreement for facilities to be constructed on one of the parcels. The lease was structured as an operating lease with rental payments due beginning upon completion of the construction, which occurred during the first quarter of 2000. The cost for the construction of the facility totaled

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$105 million including interest costs during the construction period, which were added to the balance rather than paid by the Company. The rental payments equaled the amount of interest accruing on the obligation. The interest rate was a LIBOR based floating rate, which reset on a 1, 2, 3, or 6-month interval at the Company’s election. The Company had an option to renew the lease for an additional five years, subject to certain conditions, or purchase the facility for $105 million. On June 30, 2003, the Company exercised its $105 million option to purchase the office facilities under the synthetic lease agreement.

      In September 1998, the Company entered into agreements to sell and simultaneously lease back a substantial portion of the space related to the office buildings and corresponding land that the Company owned in Pleasanton, California. The sales price of approximately $50 million resulted in a gain of approximately $24.4 million, which was being amortized over the lease period. The original lease term was 10 years with options to terminate up to 50% of the space after the initial four years of the lease term and the remaining 50% at any time following the fifth year of the lease term. Alternatively, PeopleSoft could have extended the term of the lease in five-year increments up to 20 years. In the third quarter of 2001, the Company exercised its option to terminate approximately 50% of the leased space, effective September 2002. In the third quarter of 2002, the Company exercised its second option to terminate all its remaining lease space, effective September 2003, due to its decision to construct a new office building adjacent to its existing corporate headquarters in Pleasanton, California. The Company paid $1.5 million in October 2002 and $1.3 million in September 2003 to terminate the leased space.

      Future minimum operating lease payments under all noncancellable leases for the years ended December 31 are due as follows (in thousands):

Year	Amount

2004	$81,035
2005	53,426
2006	35,781
2007	27,782
2008	22,514
Thereafter	35,715

256,253
Less: Minimum payments to be received from noncancellable subleases	16,236

$240,017

      Rent expense totaled approximately $57.9 million in 2003, $77.5 million in 2002 and $74.8 million in 2001.

Customer Indemnification

      From time to time, the Company agrees to indemnify its customers against liability if the Company’s products infringe a third party’s intellectual property rights. As of December 31, 2003, the Company was not subject to any pending litigation alleging that the Company’s products infringe the intellectual property rights of any third parties.

Customer Assurance Program

      On June 6, 2003, Oracle Corporation (“Oracle”) announced that it intended to commence an unsolicited cash tender offer to purchase all of the outstanding shares of PeopleSoft for $16.00 per share, or approximately $5.1 billion in the aggregate (the “Oracle tender offer”). The tender offer was formally commenced June 9,

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, and on June 18, 2003 Oracle amended the offer to increase the purchase price $16.00 to $19.50 per share. On February 4, 2004, Oracle increased its offer price to $26 per share.

      In response to Oracle’s public statements about its intent to discontinue PeopleSoft’s products, and to minimize a potential loss of business during the Oracle tender offer, PeopleSoft implemented a customer assurance program. This program incorporates a contingent change in control provision to its standard perpetual licensing arrangement. That provision provides customers who purchase application licenses with financial protection in the circumstances described below. That financial protection is in the form of a payment generally equal to two to five times the total arrangement fees, and the multiple increases as the fees increase. The specific criteria which have to be met before a payment is due under the customer assurance program vary in some respects among each of four versions of the language used in 2003. A payment will be generally due under the customer assurance program if each of the following events occur:

•	either within one year or two years (depending upon the applicable version of the program) from the contract effective date, there is an acquisition of PeopleSoft, as specifically described in the version; and

•	either within two or four years (depending upon the applicable version of the program) from the contract effective date, the acquiring company takes certain action to discontinue or reduce support, licensing, updates or new releases for PeopleSoft’s products, as specifically described in each version of the program; and

•	the customer requests the payment in writing by a specified date and the customer has timely paid for support services in accordance with the terms of the customer’s agreement with PeopleSoft.

      Customers retain rights to the licensed products whether or not the customer assurance program’s payments are triggered. No customer is entitled to a refund of fees previously paid under the customer’s contract with PeopleSoft, but the customer would be entitled to a payment under the customer assurance program if all of the conditions stated above are met.

      The customer assurance program has no current financial statement impact on PeopleSoft. A contingent liability may be recognized in the financial statements of PeopleSoft or its acquirer upon or after the consummation of a transaction that satisfies the acquisition criteria set forth in the specific terms of the applicable version of the customer assurance program, and if the amount due were probable and reasonably estimable. However, the determination of the timing of recognition and amount of any such contingent liability would be dependent upon the acquirer’s plans, assumptions and estimations. The terms of the customer assurance program require an acquisition by an entity other than PeopleSoft; therefore no action taken unilaterally by PeopleSoft would, by itself, result in the recognition of a contingent liability.

      The table below sets forth for each version of the customer assurance program the dates during which such version was implemented in customer contracts and the potential maximum payments, as of December 31, 2003, under the contracts containing language from each such version. As of December 31, 2003, the aggregate maximum potential amount of future liability under the customer assurance program was approximately $1.56 billion.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amount of
Maximum
Version	Dates Offered to Customers*	Potential Liability

Version One	6/03/2003 to 9/12/2003	$669.9 million
Version Two	9/12/2003 to 9/30/2003	$170.2 million
Version Three	9/30/2003 to 11/7/2003	$39.5 million
Version Four	11/18/2003 to present	$680.5 million

	Total Amount of Maximum Potential Liability:	$1.56 billion

*	Some contracts originally submitted to customers prior to these end dates were executed following such dates.

PeopleSoft Stockholder Actions — Delaware Court of Chancery

      On June 6, 2003, Felix Ezeir (Case No. 20349-NC), Teresita Fay (Case No. 20350-NC), Robert Crescente (Case No. 20351-NC), Robert Corwin (Case No. 20352-NC) and Ernest Hack (Case No. 20353-NC), all of whom purport to be PeopleSoft stockholders, each filed a putative stockholder class action suit in the Delaware Court of Chancery against the Company and several of the Company’s officers and directors. The suits allege that defendants breached their fiduciary duties in connection with the response to the tender offer announced by Oracle Corporation on June 6, 2003 and formally commenced June 9, 2003. Plaintiffs in each of the actions seek injunctive relief and an accounting. On June 10, 2003, Steven Padness filed an action in the Delaware Court of Chancery against these same defendants (Case No. 20358-NC) making similar allegations and seeking similar relief. On June 12, 2003, Thomas Nemes filed an action in the Delaware Court of Chancery (which was subsequently amended June 18, 2003) against these same defendants (Case No. 20365-NC), making similar allegations and seeking similar relief (the “Nemes Action”).

      On June 25, 2003, on an application filed in the Nemes Action, the Court consolidated the actions listed above under a single caption and case number: In re PeopleSoft, Inc. Shareholder Litigation, Consol. C.A. No. 20365-NC. Defendants filed their answer to the consolidated Delaware action on June 25, 2003.

      On July 2, 2003, Richard Hutchings (Case No. 20403-NC) filed a putative stockholder class action in the Delaware Court of Chancery against PeopleSoft and several of the Company’s officers and directors. This action alleges that defendants breached their fiduciary duties in connection with the response to Oracle’s tender offer. Plaintiff seeks injunctive relief, an accounting and damages. On July 22, 2003, the Delaware Court ordered that this action be consolidated with the other putative Delaware shareholder actions listed above.

      Document discovery has commenced in the consolidated Delaware actions and is being coordinated with the discovery in the action filed against PeopleSoft by Oracle in Delaware and PeopleSoft’s action filed against Oracle in California.

      On November 6, 2003, plaintiffs in the consolidated Delaware stockholder actions described above filed a motion for preliminary injunction seeking to enjoin the Company and its directors, officers and employees from continuing the PeopleSoft Customer Assurance Program. In their motion, plaintiffs assert that the terms of the revised Customer Assurance Program constitute a disproportionate and unreasonable response to any perceived threat from Oracle’s outstanding tender offer. Plaintiffs moved for an order setting a prompt hearing on their motion for preliminary injunction and expediting discovery in support of that motion. As set forth more fully in the section below, “Oracle v. PeopleSoft — Delaware Court of Chancery,” this relief was denied by the Delaware Court on November 19, 2003.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company believes that the claims and allegations asserted in each of the foregoing putative class action suits are without merit, and intend to vigorously defend against these lawsuits.

      In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Oracle v. PeopleSoft — Delaware Court of Chancery

      On June 18, 2003, Oracle and Pepper Acquisition Corp. filed a lawsuit in the Delaware Court of Chancery (Case No. 20377-NC) (captioned Oracle Corp. v. PeopleSoft, Inc.) against the Company, several of its directors (the “Director Defendants”), and J.D. Edwards, alleging that the named directors breached their fiduciary duties in connection with the response to Oracle’s tender offer, and that J.D. Edwards aided and abetted the named directors purported breach of fiduciary duty. Oracle seeks injunctive, declaratory and rescissory relief.

      On November 10, 2003, Oracle and Pepper Acquisition Corp. also filed a motion for preliminary injunction, similarly seeking to enjoin the Company and the named directors from continuing to offer customers the terms contained in the revised Customer Assurance Program. On the same date, Oracle and Pepper Acquisition Corp. also filed motions seeking a prompt hearing date at which to present their motion for a preliminary injunction and for expedited discovery in support of their motion for preliminary injunction. That same day Oracle and Pepper Acquisition Corp. also moved for leave to amend their Complaint.

      On November 19, 2003, the Court of Chancery heard arguments with respect to the motions described above in both the consolidated Delaware stockholder lawsuits and the Oracle lawsuit to expedite and for the scheduling of a preliminary injunction hearing, described above. Following argument, the Delaware Court denied the applications by the plaintiffs to schedule a hearing on their respective motions for preliminary injunction with respect to the PeopleSoft Customer Assurance Program. On December 19, 2003, the Court entered a Stipulation and Order that among other things: 1) formally denied both motions for an expedited preliminary injunction hearing; 2) provided for responses by the parties to certain outstanding discovery requests and deposition notices; and 3) provided for notice to counsel for Oracle and the shareholder plaintiffs of any material modification of the Customer Assurance Program within two business days following any such modification.

      Discovery in this action is proceeding and is being coordinated with the stockholder actions against PeopleSoft in Delaware, discussed above, and PeopleSoft’s action against Oracle in California, discussed below.

      The Company believes that the claims and allegations asserted in this action are without merit, and intend vigorously to defend against this lawsuit.

      In the opinion of management, resolution of this matter is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

PeopleSoft Stockholder Actions — California Superior Court for the County of Alameda

      On June 6, 2003, separate actions were filed in the California Superior Court for the County of Alameda by Doris Staehr (Case No. RG03100291), the West Virginia Laborers Pension Trust Fund (Case No. RG03100306) and Lorrie McBride (Case No. RG03100300). On June 10, 2003, Ray Baldi (Case No. RG03100696) filed an additional case in the same court. The plaintiffs in these actions (collectively, the

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Initial Alameda Shareholder Actions”) all purport to be PeopleSoft stockholders, and they make claims against several of PeopleSoft’s executive officers and directors. The suits allege that the defendants breached their fiduciary duties in connection with (i) the response to Oracle’s tender offer, (ii) the Company’s agreement to acquire J.D. Edwards, and (iii) the implementation of the 2003 Directors Stock Plan, which was approved by the PeopleSoft stockholders at the 2003 Annual Meeting of Stockholders. Plaintiffs seek injunctive, rescissory and declaratory relief. On June 16, 2003, the Initial Alameda Shareholder Actions were consolidated. On June 11 and 17, 2003, respectively, two additional actions were filed by Moshe Panzer (Case No. VG03100876) and Arace Brothers (Case No. VG03101830) asserting similar claims. By Order dated July 11, 2003, the Panzer and Arace Brothers actions were consolidated with the Initial Alameda Shareholder Actions (collectively “the Alameda Shareholder Actions”).

      By Order dated June 18, 2003, the Alameda County Superior Court granted the Company’s Motion to Stay the Initial Alameda Shareholder Actions pending resolution of the claims involving the duties of the defendant directors by the Delaware Court of Chancery. The California Court found that the stockholder actions required application of Delaware law, and that allowing the consolidated cases to proceed would create the specter of inconsistent orders. By Order dated July 11, 2003, the Alameda County Superior Court also stayed the Panzer and Arace Brothers cases pursuant to the June 18, 2003 Order in the Initial Alameda Shareholder Actions. Accordingly, all of the Alameda Shareholder Actions currently are stayed by order of the California Court.

      The Company believes that the claims and allegations asserted in each of the foregoing putative class action suits are without merit, and intend to vigorously defend against these lawsuits.

      In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Other Matters

      The Company is party to various legal disputes and proceedings arising from the ordinary course of general business activities. In the opinion of management, resolution of these matters is not expected to have a material adverse affect on the financial position, results of the operations and cash flows of the Company. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.

8.	Momentum Business Applications

      During 1998, PeopleSoft formed Momentum Business Applications, Inc. (“Momentum”), a research and development company designed to develop eBusiness, analytical applications and industry-specific software products. On December 31, 1998, PeopleSoft transferred all of the outstanding shares of Momentum Class A Common Stock, to a custodian who distributed the shares to the holders of PeopleSoft common stock in January 1999 (the “Distribution”). Prior to the Distribution, PeopleSoft contributed $250 million to Momentum. In connection with PeopleSoft’s contribution to Momentum and the distribution of Momentum shares, Momentum and PeopleSoft entered into a number of agreements, including a Development Agreement, Marketing and Distribution Agreement and a Services Agreement. PeopleSoft also had an option to purchase all the Momentum Class A Common Stock.

      On January 29, 2002, the Company exercised its option to purchase all the outstanding Class A Common Stock of Momentum for $90 million in cash. The transaction closed in April 2002 and was accounted for using the purchase method of accounting. The purchase price was allocated to the net assets acquired, including in-process research and development, based on the purchase method of accounting. Refer to Note 2, “Business Combinations” for further information.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Development Agreement

      PeopleSoft and Momentum were parties to a Development Agreement pursuant to which PeopleSoft conducted product development and related activities on behalf of Momentum under work plans and cost estimates that had been proposed by PeopleSoft and approved by Momentum. Momentum paid PeopleSoft one hundred ten percent (110%) of PeopleSoft’s fully burdened costs relating to the research and development activities performed on behalf of Momentum. These revenues and costs are included in the accompanying consolidated statements of operations in the line items “Development and other services” and “Cost of development and other services.” The products developed under the Development Agreement included electronic business applications (“e-commerce”), analytic applications, and industry specific applications. PeopleSoft had granted to Momentum a perpetual, worldwide, non-exclusive license to use certain of PeopleSoft’s proprietary technology solely for internal use in conjunction with the Development Agreement. During the development period (the “Pre-Release Term”), PeopleSoft had an exclusive right to market, distribute and license pre-release versions of Momentum products.

Marketing and Distribution Agreement

      Under the terms of the Marketing and Distribution Agreement entered into by PeopleSoft and Momentum, Momentum had granted PeopleSoft an option to acquire a license to each product developed under the Development Agreement. Upon exercising an option to license a product, PeopleSoft assumed responsibility for all ongoing development and sustaining engineering expenses for the related product. Under the License Agreement for each licensed product, PeopleSoft was required to make payments to Momentum based on the quarterly net sales of the licensed product achieved by PeopleSoft and its sublicensees, distributors and marketing partners. The royalty rate for pre-release products was a flat 1% of net license fees. PeopleSoft exercised its license option on six products. For these six Momentum products, the product payment rate was determined using a formula which takes the sum of 1% plus an additional 0.1% for each full $1 million of development costs of the licensed product that have been paid by Momentum, up to a maximum 6% royalty.

Services Agreement

      Under the terms of the Services Agreement, PeopleSoft provided office facilities for and performed accounting, finance, human resources, information systems and legal services on behalf of Momentum. PeopleSoft received $100,000 per quarter as compensation for the provision of these services.

      Following the acquisition of Momentum, the Development Agreement, the Marketing and Distribution Agreement and the Services Agreement were terminated.

9.	Other Income, Net

      The following table sets forth the components of “Other income, net” for the years ended December 31, (in thousands):

	2003	2002	2001

Interest income	$25,914	$33,110	$42,730
Interest expense	(831)	(2,131)	(3,806)
Gain on sale of equity securities	3,147	—	—
Foreign currency transaction and other, net	(5,988)	(379)	(1,321)

Other income, net	$22,242	$30,600	$37,603

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

      The provision for income taxes for the years ended December 31, consisted of the following components (in thousands):

	2003	2002	2001

Current:
Federal	$52,608	$16,787	$11,809
State	9,431	13,646	7,978
Foreign	20,007	21,329	27,568

	82,046	51,762	47,355
Deferred:
Federal	(18,127)	51,270	45,684
State	(5,412)	(1,887)	2,090
Foreign	(5,921)	(498)	2,892

	(29,460)	48,885	50,666

Provision for income taxes	$52,586	$100,647	$98,021

      The foreign provision for income taxes is based on foreign pretax earnings of approximately $27.5 million, $30.4 million and $67 million in 2003, 2002 and 2001, respectively.

      The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate (35% in 2003, 2002 and 2001) to the Company’s income before taxes for the years ended December 31, as follows (in thousands):

	2003	2002	2001

Income tax provision at federal statutory rate	$48,592	$99,133	$101,351
State income taxes, net of federal tax effect	2,842	7,397	7,736
Foreign income taxed at different rates	3,151	338	560
Income from tax-advantaged investments	(6,190)	(8,840)	(9,934)
Research and development tax credits	(2,256)	(4,676)	(5,357)
Acquisition-related items	5,075	3,038	(1,711)
Nondeductible compensation	3,727	3,163	2,000
Change in valuation allowance	(1,471)	(1,327)	(1,797)
Other	(884)	2,421	5,173

Provision for income taxes	$52,586	$100,647	$98,021

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes at December 31, consisted of the following (in thousands):

	2003	2002

Deferred tax assets:
Deferred revenues, net	$26,165	$49,782
Accrued compensation	17,580	15,844
Net operating losses and tax credits	297,406	146,933
Capitalized research and development costs	37,823	43,705
Other	117,076	44,934

Total deferred tax assets	496,050	301,198
Valuation allowance	(66,571)	(18,325)

Net deferred tax assets	429,479	282,873
Deferred tax liabilities:
Capitalized expenses	(13,784)	(19,796)
Acquired intangibles	(273,542)	(12,010)
Other	(41,474)	(38,253)

Total deferred tax liabilities	(328,800)	(70,059)

Total net deferred tax assets	$100,679	$212,814

	2003	2002

Recorded as:
Current U.S. deferred tax assets	$55,009	$38,534
Current foreign deferred tax assets	3,621	2,025
Noncurrent U.S. deferred tax assets	29,076	160,644
Noncurrent foreign deferred tax assets	12,973	11,611

Total net deferred tax assets	$100,679	$212,814

      Deferred tax assets and liabilities are classified in the consolidated balance sheet consistent with the classification of the related financial statement asset or liability.

      The valuation allowance increased by a net $48.2 million from December 31, 2002 to December 31, 2003. Of the total net increase, $49.7 million of the valuation allowance is attributable to acquired deferred tax assets of J.D. Edwards. Any subsequent reduction of this portion of the valuation allowance to recognize the tax benefits associated with these deferred taxes will be applied first to reduce goodwill or other noncurrent intangible assets of J.D. Edwards. The remaining $1.5 million decrease is primarily related to the net utilization of foreign net operating losses carried forward. Management believes that it is more likely than not that future taxable income will be sufficient to realize the deferred tax benefit of the net deferred tax assets.

      At December 31, 2003, the Company had federal net operating loss carryforwards of approximately $378.4 million. These losses expire in various years between 2011 and 2022 and are subject to limitations on their utilization. The Company has state net operating loss carryforwards of approximately $333.7 million which are subject to limitations on their utilization and which expire in various years between 2004 and 2023. The Company also has net operating loss carryforwards in certain foreign jurisdictions of approximately $94.9 million, which expire in various years. The Company has tax credit carryforwards of approximately

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$119.6 million. The expiration periods for those credits subject to statutory carryforward limitations range from 2004 and 2022.

      At December 31, 2003, the Company had approximately $3.9 million of cumulative net undistributed earnings of certain foreign subsidiaries. These earnings are considered to be permanently invested in operations outside the United States. The unrecognized deferred tax liability for such earnings is immaterial.

11.	Per Share Data

      Basic income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted income per share is computed by dividing net income by the sum of weighted average number of common shares outstanding and the potential number of dilutive common shares outstanding during the period. Potential common shares consist of the shares issuable upon exercise of stock options and from withholdings associated with the Company’s employee stock purchase plan, using the treasury stock method and the conversion of convertible subordinated notes, using the if-converted method.

      The following table sets forth the computation of basic and diluted income per share (in thousands, except per share amounts):

	2003	2002	2001

Numerator:
Net income	$85,044	$182,589	$191,554
Denominator:
Denominator for basic income per share —
Weighted average shares outstanding	338,481	310,777	297,999
Employee stock options and other	5,619	9,533	25,626

Denominator for diluted income per share —
Adjusted weighted average shares outstanding, assuming exercise of common equivalent shares	344,100	320,310	323,625

Basic income per share	$0.25	$0.59	$0.64
Diluted income per share	$0.25	$0.57	$0.59

      The following table sets forth the potential common shares that were excluded from the net income per share computations because the exercise or conversion prices were greater than the average market price of the common shares during the period and were therefore not dilutive (in millions):

	2003	2002	2001

Employee stock options outstanding	45.9	25.6	12.2
Convertible debt	—	—	1.1

Total	45.9	25.6	13.3

      The weighted average exercise price of the employee stock options with exercise prices exceeding the average fair value of the Company’s common stock for the years ended December 31, 2003, 2002 and 2001 was $29.25, $33.71 and $37.19 per share.

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Stockholders’ Equity

Preferred Stock

      Under a stockholder rights plan established in 1995, every share of common stock carries the right (a “Right”), under certain circumstances, to purchase equity securities of the Company or an acquiring company. Ten days after a tender offer or acquisition of 20% or more of the Company’s common stock, each Right may be exercised for $190 (“Exercise Price”) to purchase one one-thousandth of one share of the Company’s Series A Participating Preferred Stock. Each one one-thousandth of each share of Series A Participating Preferred Stock will generally be afforded economic rights similar to one share of the Company’s common stock. In addition, each Right entitles the holder to purchase common stock of the Company with a fair value of twice the Exercise Price or, in certain circumstances, securities of the acquiring company for the Exercise Price. Each Right expires in February 2005, and, during specified periods, the Company may redeem or exchange each Right for $0.01 or one share of common stock.

Common Stock

      The Company has never paid cash dividends on its common stock. At December 31, 2003, 101.3 million authorized but unissued shares of common stock were reserved for issuance under the Company’s stock plans of which 7.5 million shares were issuable upon exercise of the options assumed as a result of acquisitions.

Stock Plans

1992 Employee Stock Purchase Plan

      Under the 1992 Employee Stock Purchase Plan (“ESPP”), eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period, which commences on each January 1st and July 1st. Participation in the offering is limited to the lesser of 10% of an employee’s compensation or $21,250 per year, may be terminated at any time by the employee and automatically ends upon termination of employment with the Company. A total of 16,363,700 shares of common stock have been reserved for issuance under this plan of which 2,518,286 shares were available for issuance as of December 31, 2003. Shares issued under this plan were, 2,180,987 in 2003, 1,400,200 in 2002 and 1,545,148 in 2001. In January 2004, 1,103,410 shares were issued in connection with the offering period ended December 31, 2003.

Directors’ Incentive Plans

      In May 2003, stockholders approved of the adoption of the PeopleSoft, Inc. 2003 Directors Stock Plan, an equity incentive plan providing for the grant of nonstatutory options and/or restricted stock to non-employee members of the Board of Directors. A total of 2,000,000 shares of common stock have been reserved for issuance under this plan, less the number of shares underlying outstanding options under PeopleSoft’s 1992 Directors’ Stock Option Plan. At December 31, 2003, options to purchase 153,750 shares with a weighted average exercise price of $17.09 were outstanding under the 2003 Directors’ Stock Option Plan, and 1,354,000 shares were available for issuance.

      Under the 1992 Directors’ Stock Option Plan, directors who were not officers or employees were eligible to receive nonstatutory options to purchase shares of common stock. A total of 2,400,000 shares of common stock were reserved for issuance under this plan. The term of the plan expired on December 31, 2002, so no additional options will be granted under this plan. However, options previously granted will remain outstanding in accordance with their terms. The exercise price of each nonstatutory stock option was equal to 100% of the fair market value of the stock on the date the option was granted. The options expire 10 years after the date of grant and are exercisable to the extent vested. Vesting occurs over one to four years from the date of grant. At

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, options to purchase 492,250 shares were outstanding under this plan with a weighted average exercise price of $21.79.

Employee Incentive Plans

      Pursuant to the Amended and Restated 2001 Stock Plan, incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and stock purchase rights may be granted. A total of 6,000,000 shares of common stock have been reserved for issuance under this plan. The exercise price of each stock option and the price of the stock for each stock purchase right shall not be less than 100% of the fair market value of the stock on the date the award is granted. The options expire 10 years after the date of grant and are exercisable to the extent vested. Vesting for all awards generally occurs at a rate of 25%-33% per year from the date of grant.

      Pursuant to the 2000 Nonstatutory Stock Option Plan, employees and consultants, who are not directors or officers, could be granted nonstatutory stock options to purchase shares of the Company’s common stock. A total of 10,000,000 shares of common stock have been reserved for issuance under this plan. The exercise price of each nonstatutory stock option generally is not less than 100% of the fair market value of the stock on the date the option is granted. The options expire 10 years after the date of grant and are exercisable to the extent vested. Vesting generally occurs at a rate of 25%-50% per year from the date of the grant. Effective January 28, 2004, the 2000 Plan was terminated; however, outstanding options remain exercisable under their terms.

      Pursuant to the Amended and Restated 1989 Stock Plan, employees and consultants may be granted incentive stock options, nonstatutory stock options, stock purchase rights, restricted stock and bonus stock. As of December 31, 2003, a total of 175,218,183 shares of common stock have been reserved for issuance under this plan. The exercise price of each incentive and nonstatutory stock option shall not be less than 100% and 85%, respectively, of the fair market value of the stock on the date the option is granted. The options expire 10 years after the date of grant and are exercisable to the extent vested. Vesting generally occurs at the rate of 25%-50% per year from the date of grant.

      Effective January 28, 2004, the Amended and Restated 1989 Stock Plan’s common stock reserve was reduced by approximately 9 million shares.

      In connection with the purchase of J.D. Edwards (Note 2, “Business Combinations”) and prior business combinations, PeopleSoft assumed all of the outstanding stock options of the respective stock plans of these companies, including any shares assumed by those companies in mergers and/or acquisitions. These options generally retain all of the rights, terms and conditions of the respective plans under which they were originally granted.

Restricted Stock Purchase Agreements

      In 1999, the Company sold 500,000 shares of restricted stock to the Chief Executive Officer. These shares vested at a rate of 25% per year and were fully vested in May 2003. The shares carry voting and dividend rights. Sales of the shares were restricted prior to vesting.

Combined Employee Stock Option Activity

      Option and share activity under the Amended and Restated 1989 Stock Plan, the 2000 Nonstatutory Stock Option Plan and the Amended and Restated 2001 Stock Plan, including the options assumed by

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PeopleSoft as a result of mergers and acquisitions, and the Executive Restricted Stock Purchase Agreement is as follows:

	Weighted Average
	Exercise Price	Shares

Balances at December 31, 2000	$17.04	63,717,113
Granted	32.32	17,325,316
Exercised	14.28	(16,710,317)
Canceled	20.96	(4,402,893)

Balances at December 31, 2001	$21.89	59,929,219
Granted	21.77	28,942,131
Exercised	12.95	(6,751,173)
Canceled	27.18	(6,150,499)

Balances at December 31, 2002	$22.20	75,969,678
Granted	16.72	14,669,705
Assumed through acquisition of J.D. Edwards	26.70	8,412,402
Exercised	13.08	(6,854,436)
Canceled	25.95	(7,603,100)

Balances at December 31, 2003	$22.10	84,594,249

      The exercise prices for the above grants range from $0.001 to $87.97 per share. At December 31, 2003, options to purchase 51,005,802 shares were exercisable and options to purchase 12,184,254 shares were available for grant.

Stock-Based Compensation

      As permitted under SFAS 123, the Company has elected to continue to follow APB Opinion No. 25 in accounting for stock-based awards to employees. Under APB Opinion No. 25, the Company generally recognizes no compensation expense with respect to such awards, since the exercise price of the stock options granted are generally equal to the fair market value of the underlying security on the grant date.

      Pro forma information regarding net income and earnings per share is presented in Note 1 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company’s stock-based awards to employees was estimated as of the date of the grant using a Black-Scholes option pricing model. Limitations on the effectiveness of the Black-Scholes option valuation model are that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. The fair value of the Company’s stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

	ESPP			Options

	2003	2002	2001	2003	2002	2001

Expected life (in years)	0.47	0.50	0.50	3.46	3.23	2.88
Expected volatility	0.42	0.78	0.70	0.88	0.92	0.70
Risk free interest rate	1.08%	1.75%	3.45%	1.96%	3.58%	4.55%

      For pro forma purposes, the estimated fair value of the Company’s stock-based awards to employees is amortized over the vesting period for options and the six-month purchase period for stock purchases under the

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ESPP. See Note 1, “The Company and Significant Accounting Policies” for further information on stock-based compensation.

      The weighted-average fair value of options granted during 2003, 2002 and 2001 was $9.79, $13.48 and $15.09 per share, respectively. The weighted-average fair value of the shares issued under the ESPP during 2003, 2002, and 2001 was $4.96, $7.46 and $8.23 per share, respectively.

      The following table summarizes information concerning all outstanding and exercisable options at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted Average
		Remaining	Weighted		Weighted
Range of	Number of	Contractual Life	Average	Number of	Average
Exercise Prices	Shares	(Years)	Exercise Price	Shares	Exercise Price

$0.001 — 10.00	1,592,449	3.87	$6.85	1,361,822	$6.99
10.01 — 20.00	41,300,021	6.97	$15.53	24,753,731	$15.14
21.01 — 30.00	28,086,878	7.71	$24.04	15,019,740	$24.56
30.01 — 40.00	11,541,596	6.80	$35.70	7,968,845	$35.75
40.01 — 50.00	1,899,831	5.74	$44.12	1,524,881	$44.52
50.01 — 60.00	58,757	4.10	$55.65	56,124	$55.64
60.01 — 70.00	18,014	2.24	$62.83	18,007	$62.83
70.01 — 87.97	742,703	2.32	$73.84	742,039	$73.84

	85,240,249	7.06	$22.08	51,445,189	$22.64

      During the year ended December 31, 2003, 240,000 restricted shares of common stock with purchase prices below current fair market value were issued to a certain senior executives of the Company under the 2001 Stock Plan. Vesting generally occurs at the rate of 25% per year from the date of grant. Based on the fair value at the date of grant, the Company recorded approximately $4.2 million of deferred stock-based compensation related to the issuance of the restricted common stock. The weighted-average fair value of restricted shares granted in fiscal year 2003 was $17.70 per share. At December 31, 2003, 240,000 restricted shares were unvested.

      During the year ended December 31, 2003, and in connection with the acquisition of J.D. Edwards, all restricted stock purchase rights outstanding under a stock plan assumed from J.D. Edwards were converted into rights to purchase 21,500 shares of the Company’s common stock with a purchase price below current fair market value. Vesting of these purchase rights generally occurs at the rate of 50% per year from the date of grant. Based on the fair value at the date of grant of the purchase rights, the Company recorded approximately $380,000 of deferred stock-based compensation. The weighted-average fair value of purchase rights granted in fiscal year 2003 was $17.68 per share. At December 31, 2003, unvested rights to purchase 21,500 restricted shares were outstanding, which vested and were exercised on January 1, 2004.

      During the year ended December 31, 2002, 865,000 restricted shares of common stock with purchase prices below current fair market value were issued to a certain senior executives of the Company under the 2001 Stock Plan. Vesting of 365,000 shares occurs at the rate of 25% per year from the date of grant. The remaining 500,000 shares vest entirely at the end of a four-year period. Based on the fair value at the date of grant, the Company recorded approximately $25.4 million of deferred stock-based compensation related to the issuance of the restricted common stock. The weighted-average fair value of restricted shares granted in fiscal year 2002 was $28.70 per share. At December 31, 2003, 672,031 restricted shares were unvested.

      During the year ended December 31, 2001, 185,000 restricted shares of common stock with exercise prices below current fair market value were issued to a certain senior executives of the Company under the

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001 Stock Plan. Vesting generally occurs at the rate of 25% — 33% per year from the date of grant. Based on the fair value at the date of grant, the Company recorded approximately $3.3 million of deferred stock-based compensation related to the issuance of the restricted common stock. The weighted-average fair value of restricted shares granted in fiscal year 2001 was $17.95. At December 31, 2003, 70,833 restricted shares were unvested.

Common Stock Repurchase Program

      In August 2000, the Board of Directors authorized the repurchase of shares of the Company’s common stock, at management’s discretion, of up to $100 million. During 2001, a total of 805,000 shares were repurchased for a total of $20 million. No shares were repurchased during 2002 or 2003 under this program.

      In September 2003, the Board of Directors authorized the repurchase of shares of the Company’s common stock, at management’s discretion, of up to approximately $350 million. During October and November 2003, the Company repurchased 16.5 million shares of its common stock for approximately $350 million.

      The Company’s repurchases of shares of common stock are recorded as treasury stock and result in a reduction of stockholders’ equity.

      On January 12, 2004, the Board of Directors authorized the repurchase of an additional $200 million of common stock. The Company intends to hold all shares repurchased by it pursuant to the January 2004 share repurchase program as treasury stock. The Company intends to fund all 2004 share repurchases from cash surplus and general corporate funds generated from its operations.

13.	Retirement Plans

      The Company has two defined contribution retirement plans, a qualified plan under the provisions of section 401(a) of the Internal Revenue Code (the “Qualified Plan”), that covers all employees and a non-qualified plan which covers only those employees that have reached an earnings threshold and title in the previous calendar year as specified by the Company (the “Non-Qualified Plan”). Under the terms of the Qualified Plan, participants may contribute varying amounts of their annual compensation (limited to the lesser of 50% of compensation or the section 402(g) limit). The Company matches a portion of qualified employee contributions based upon years of service, up to a maximum of 5% of the employee’s compensation or $5,000, whichever is less, subject to certain vesting provisions based on length of employee service. Company contributions to the Qualified Plan totaled $17.8 million in 2003, $12.3 million in 2002 and $10.4 million in 2001. Under the terms of the Non-Qualified Plan, participants may contribute varying amounts of their annual compensation (up to 100% of compensation). The Company’s matching contributions to the Non-Qualified Plan totaled $1.6 million in 2002 and $1 million in 2001. There were no matching contributions in 2003.

14.	Goodwill and Other Intangible Assets

      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). SFAS 142 requires that goodwill no longer be amortized and that goodwill be tested annually for impairment or more frequently if events and circumstances warrant. During 2002, the Company completed its transitional goodwill impairment test (comparing the fair value of each of its reporting units as of January 1, 2002 to the carrying value, which includes goodwill). The Company determined that its reporting units are equivalent to its operating segments for the purposes of completing its SFAS 142 impairment test based upon the similar economic characteristics of each of the components that make up its operating segments (Note 15, “Segment and Geographic Areas”). The Company determined that the carrying amount of goodwill was not impaired. The Company performs its

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annual goodwill impairment testing during the third quarter of each year. No impairment loss was recognized based on the goodwill impairment test in the third quarter of 2003 or 2002. The changes in the carrying amount of goodwill during the year ended December 31, 2003 and 2002 are as follows (in thousands):

	North
	America	International	Total

Balance as of January 1, 2003	$52,675	$1,619	$54,294
J.D. Edwards acquisition goodwill	950,993	—	950,993
Foreign currency translation	—	373	373

Balance as of December 31, 2003	$1,003,668	$1,992	$1,005,660

      The changes in the carrying amount of goodwill during the year ended December 31, 2002 are as follows (in thousands):

	North
	America	International	Total

Balance as of January 1, 2002	$29,743	$2,460	$32,203
Annuncio acquisition goodwill	16,630	—	16,630
Goodwill from contingent consideration and other	6,302	—	6,302
Foreign currency translation	—	(841)	(841)

Balance as of December 31, 2002	$52,675	$1,619	$54,294

      Summarized below are the effects on net income and income per share as if the Company had followed the non-amortization provisions of SFAS 142 for all periods presented (in thousands, except per share amounts):

	2003	2002	2001

Net income:
As reported	$85,044	$182,589	$191,554
Goodwill amortization	—	—	12,407

Adjusted net income	$85,044	$182,589	$203,961

Basic income per share:
As reported	$0.25	$0.59	$0.64
Goodwill amortization	—	—	0.04

Adjusted basic income per share	$0.25	$0.59	$0.68

Diluted income per share:
As reported	$0.25	$0.57	$0.59
Goodwill amortization	—	—	0.04

Adjusted diluted income per share	$0.25	$0.57	$0.63

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2003, identifiable intangible assets consist of the following (in thousands):

	Gross	Accumulated
Identifiable Intangible Assets	Value	Amortization

Capitalized software	$310,881	$76,664
Patented technology	60,300	5,261
Customer contracts and related relationships	106,600	7,249
Maintenance agreements and related relationships	306,231	15,917
Consulting contracts	6,100	6,100
Non-compete agreement	1,500	1,437

Balance December 31, 2003	$791,612	$112,628

      At December 31, 2002, identifiable intangible consist of the following (in thousands):

	Gross	Accumulated
Identifiable Intangible Assets	Value	Amortization

Capitalized software	$84,241	$40,140
Patented technology	—	—
Customer contracts and related relationships	1,000	306
Maintenance agreements and related relationships	506	367
Consulting contracts	300	275
Non-compete agreement	1,500	687

Balance December 31, 2002	$87,547	$41,775

      The increase in intangible assets during 2003 relates to the acquisition of J.D. Edwards (Note 2, “Business Combinations”).

      The total amortization expense related to goodwill, developed technology, and other intangible assets was $71.1 million, $20.6 million and $20.7 million for the years ended December 31, 2003, 2002 and 2001. The total expected future annual amortization related to intangible assets is set forth in the table below (in thousands):

For the Year
Estimated Amortization Expense	Ended

For the year ended 12/31/04	$120,967
For the year ended 12/31/05	115,400
For the year ended 12/31/06	113,689
For the year ended 12/31/07	109,152
For the year ended 12/31/08 and thereafter	219,776

$678,984

15.	Segment and Geographic Areas

      The Company modified its segment disclosure in 2002 to reflect its global focus and to align its disclosure with how the Company’s business is currently managed and evaluated. The Company’s segment disclosure for 2001 was revised to conform to the current period presentation.

      The Company’s chief operating decision maker is its President and CEO. While the CEO is apprised of a variety of financial metrics and information, PeopleSoft is principally managed on a geographic basis in terms

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of revenue and segment margin performance. The Company’s two geographic business segments are: North America, which includes the United States and Canada, and International, which includes all other geographic regions. Both segments derive revenue from sales of enterprise application software and through providing a variety of consulting and training services to customers. Operating expenses are managed functionally on a global basis. Assets are not identified with geographic segments because the CEO does not evaluate that information to make resource allocation decisions.

      Revenues are defined as revenue generated from unaffiliated customers. “Development and other services” revenue is not considered segment revenue. Correspondingly, “Cost of development and other services” is excluded from the cost of revenues for segment purposes. The segment margins reported for the North America and International business segments are computed by subtracting cost of revenues from revenues from unaffiliated customers. Cost of revenues includes the cost of license, cost of services and the direct selling cost included in sales and marketing expense. Operating expenses, which are managed functionally on a global basis, include corporate marketing; product development; general and administrative expenses as well as corporate charges and adjustments for product exit, restructuring, merger and other.

      Accounting policies for each of the reportable segments are the same as those used on a consolidated basis. The following table presents a summary of operating information for the years ended December 31, (in thousands):

	Operating Segments

2003	North America	International	Other	Total

Revenues	$1,652,312	$614,706	$—	$2,267,018
Cost of revenues	816,479	357,259	—	1,173,738

Segment margin	$835,833	$257,447	$—	$1,093,280

Operating expenses			976,687	976,687

Operating income				$116,593

	Operating Segments

2002	North America	International	Other	Total

Revenues	$1,476,527	$464,891	$7,530	$1,948,948
Cost of revenues	687,635	278,718	6,755	973,108

Segment margin	$788,892	$186,173	$775	$975,840

Operating expenses			723,204	723,204

Operating income				$252,636

	Operating Segments

2001	North America	International	Other	Total

Revenues	$1,522,138	$494,236	$102,713	$2,119,087
Cost of revenues	805,837	266,751	93,124	1,165,712

Segment margin	$716,301	$227,485	$9,589	$953,375

Operating expenses			701,403	701,403

Operating income				$251,972

PEOPLESOFT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Revenues from the Europe/ Middle-East/ Africa region represented 16% of total revenues in 2003, 14% of total revenues in 2002 and 13% of total revenues in 2001. No other international region had revenues equal to or greater than 10% of total revenues in 2003, 2002 or 2001. Revenues originated in each individual foreign country were less than 5% of total revenues during 2003, 2002 and 2001 with the exception of Canada in 2003 and 2002. Canada had revenues which comprised 5% of total revenues in both 2003 and 2002.

      Revenues attributable to the U.S. were $1,538.8 million in 2003, $1,378.4 million in 2002 and $1,536 million in 2001.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

(Unaudited)

      Summarized quarterly supplemental consolidated financial information for 2003 and 2002 are as follows (in thousands, except per share amounts):

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,

2003(a)
Total revenues	$460,256	$497,442	$624,094	$685,226
Operating income	51,783	50,220	(9,453)	24,043
Net income (loss)	38,479	36,534	(7,345)	17,376
Basic income (loss) per share	$0.12	$0.12	$(0.02)	$0.05
Shares used in basic per share computation	314,782	315,707	357,289	364,916
Diluted income (loss) per share	$0.12	$0.11	$(0.02)	$0.05
Shares used in diluted per share computation	319,831	318,630	357,289	374,543
2002(a)
Total revenues	$483,267	$482,212	$471,213	$512,256
Operating income	60,596	51,087	62,508	78,445
Net income	44,544	36,020	44,615	57,410
Basic income per share	$0.14	$0.12	$0.14	$0.18
Shares used in basic per share computation	307,990	310,617	312,214	313,170
Diluted income per share	$0.14	$0.11	$0.14	$0.18
Shares used in diluted per share computation	325,865	318,535	315,367	318,256

(a)	No cash dividends have been declared or paid in any period presented.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Charged to
	Beginning	Statement of	Write-offs/	Acquisitions	Ending
Allowance for Doubtful Accounts:	Balance	Operations	Deductions	and Other	Balance

	(In thousands)
Year ended December 31, 2003	$24,540	$4,653	$(12,348)	$13,336	$30,181
Year ended December 31, 2002	$27,660	$11,009	$(13,510)	$(619)	$24,540
Year ended December 31, 2001	$38,928	$16,642	$(25,033)	$(2,877)	$27,660